Exhibit 23.7

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation of reference in Pre-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement of XCF Global Inc., of our report dated March 24, 2026, relating to the financial statements of Southern Energy Renewables Inc. as of July 31, 2025 and for the period from inception on May 15, 2025 to July 31, 2025, which are included in XCF Global Inc.’s Amendment No.2 to Form S-4 Registration Statement filed with the Securities Exchange Commission on July 27, 2026.

We also consent to the reference to us under the caption “Experts”.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada
Licensed Public Accountants

September 9, 2026